Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Prospectus and Joint Proxy Statement of Sirius Satellite Radio Inc. that is part of this Registration Statement (Form S-4) and to the incorporation by reference therein of our reports dated February 23, 2007, relating to (1) the consolidated financial statements and financial statement schedule of Sirius Satellite Radio Inc. (which contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment”) and to (2) internal control over financial reporting included in Sirius Satellite Radio Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP Ernst & Young LLP
New York, New York
July 24, 2007